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                                                                Exhibit 10.18


      This Lease is made this __ day of December, 1994, between TRI-CENTER SOUTH LIMITED PARTNERSHIP ("Landlord"), a Delaware Limited Partnership, whose address is c/o Craig Davis Properties, Inc., Suite 435 UCB Plaza, 3605 Glenwood Avenue, Raleigh, North Carolina 27612, and MICRON ELECTRONICS OF NORTH CAROLINA, INC. ("Tenant"), an Idaho corporation, whose address is Mailstop 702, 8455 Westpark Street, Boise, Idaho 83704-8366.

I. GENERAL.

            1.1 Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements herein contained, and the Guaranty as provided in Section 14.19.

            1.2 Exhibits and Addenda to Lease. The Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda shall control. The Exhibits and Addenda to this Lease are:

            Exhibit A -  Land Description

            Exhibit B -  Space Plan for Demised Premises

            Exhibit C -  Sign Criteria

            Exhibit D -  Environmental Rider

            Exhibit E -  Site Plan for Building, Land and Parking

            Exhibit F -  Site Plan for Tri-Center South

            Addendum 1 - Tenant Upfit and Termination Rights

            Addendum 2 - Tenant's Right of First Offer for Additional Space

            Addendum 3 - Rent Schedule

            Addendum 4 - Guaranty

II. DEMISE OF PREMISES.

            2.1 Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Premises as hereinafter defined, together with the exclusive right to use the Parking Area, as hereinafter defined, for the Lease Term as hereinafter defined, subject to existing covenants, restrictions, easements and encumbrances affecting the same.

            2.2 Premises. The "Premises" shall mean the space to be occupied by Tenant as depicted on Exhibit B attached hereto. The Premises are within the Building which is located on the Land, as the terms Building and Land are hereinafter defined.

            2.3 Square Footage and Address. The Premises contain 28,474 +/- rentable square feet. The address of the Premises is, or is expected to be: 2500 South Tri-Center Boulevard, Durham, North Carolina 27713.
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            2.4 Land. "Land" shall mean the parcel of real property more particularly described in Exhibit A attached hereto, containing approximately 494,707.16 square feet of land.

            2.5 Building. "Building" shall mean the Building known as Tri-Center South 1, Phase 2, constructed or to be constructed on the Land, containing approximately 170,324 rentable square feet.

            2.6 Improvements. "Improvements" shall mean the Building, the Parking Area (as shown on Exhibit E), and all other improvements on the Land, including landscaping thereon.

            2.7 Property. "Property" shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements, other than fixtures and personal property of Tenant and other users of space in the Building.

            2.8 Common Facilities. "Common Facilities" shall mean all of the Property except the Premises and other space in the Building leased or held for lease to other Tenants. Common Facilities shall include the Parking Area and any walks, driveways, lobby areas, halls, stairs and restrooms designated for common use by Tenant and other users of space in the Building.

            2.9 Parking Area. "Parking Area" shall mean that portion of the Land specifically designated on Exhibit E for Tenant's use in the parking of motor vehicles. The Parking Area so designated shall be for Tenant's use only, and Tenant shall not park, nor shall it permit its employees to park, in other parking areas on the Land. Landlord will not grant other tenants the right to use such Parking Area.

            2.10 Park. The Property is located in and is part of Landlord's development commonly known as Tri-Center South (the "Park"). A site plan of the Park is attached hereto as Exhibit F.

            2.11 Use of Common Facilities. Tenant is hereby granted the non-exclusive right to use, in common with other users of space in the Building, so much of the Common Facilities as are needed for the use of the Premises.

            2.12 Covenant of Quiet Enjoyment. Provided Tenant is not in default and keeps, observes and performs the covenants and agreements of Tenant contained in this Lease, Landlord covenants and agrees that Tenant shall have quiet and peaceable possession of the Premises.

            2.13 Condition of Premises. Tenant covenants and agrees that, upon taking possession of the Premises, it will have accepted the Premises "as-is" except for any punch list delivered to Landlord at such time (which Landlord agrees to address promptly). Tenant acknowledges that neither Landlord nor Landlord's agent has made any representation or warranty as to suitability of the Premises for the conduct of Tenant's business.

III. TERM OF LEASE.

            3.1 Lease Term. "Lease Term" shall mean the period commencing on the 1st day of March, 1995, and expiring on the last day of February, 2005; provided that Tenant may occupy the Premises during the month of February, 1995 with all provisions of this Lease to become effective as of date of Tenant's occupancy except for payment of Rent and Rent shall commence on the earlier of the date on or after March 1, 1995 that the Landlord has the Premises ready for occupancy by Tenant, or the date that Landlord could have had them ready had Landlord not been delayed in getting them ready by acts attributable to Tenant.

      Tenant shall have an option to renew this Lease, upon the same terms at the Rents set forth on Addendum #3 for an additional period of five years. The option is to be exercised in writing by Tenant no later than 60 days prior to the expiration of the Original Lease Term.


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IV. RENT AND OTHER AMOUNTS PAYABLE.

            4.1 Basic Rent. Tenant covenants and agrees to pay to Landlord, without prior demand and without offset, deduction or abatement, monthly rent in the amounts set forth in Addendum #3 to this Lease. ("Basic Rent").

      Basic Rent shall be payable monthly in advance, in the amounts set forth in Addendum #3 commencing on the first day of the first month of the Lease Term and continuing on the same day of each month thereafter for the balance of the Lease Term, unless the commencement date of the Lease Term is other than the first day of a calendar month, in which event rent shall be payable on the commencement date for the remaining number of days in that month prorated for such partial month, and thereafter as provided above.

            4.2 [Intentionally Omitted]

            4.3 Place of Payments. Basic Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified for notices in Section 14.8, or such other place as Landlord may, from time to time, designate in writing. In addition to such remedies as may be provided under the Default provisions of this Lease, Landlord shall be entitled to collect a late charge of four percent (4%) of the amount of each monthly payment not received within ten (10) days of the date when due, and a charge of the lower of the maximum lawful bad check fee or five (5%) of the amount of any check given by Tenant and not paid when first presented by Landlord.

            4.4 Lease a Net Lease and Rent Absolute. It is the intent of the parties that the Basic Rent provided in this Lease shall be a net payment to Landlord; that the Lease shall continue for the full Lease Term, including any damage or destruction affecting the Premises, and any action by governmental authority relating to or affecting the Premises, except as otherwise specifically provided in this Lease; that the Basic Rent shall be absolutely payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease; that Landlord shall not bear any costs or expenses relating to the Premises or provide any services or do any act in connection with the Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Basic Rent, Additional Rent to cover costs and expenses relating to the Premises, the Common Facilities, the Property, and the Park.

            4.5 Additional Rent. Except as otherwise provided herein and excluding Landlord's administrative costs and expenses, Tenant covenants and agrees to pay, as Additional Rent, its Proportionate Share of the reasonable costs and expenses relating to the Premises which shall include: (a) Taxes and Assessments (as defined in Article V below); (b) insurance costs (as provided in Article VI below); (c) utility charges (as provided in Section 7.1 below); (d) operating expenses (as provided in Section 7.2 below); (e) maintenance and repair expenses (as provided in Section 7.3 below); (f) the HVAC Maintenance Expense (as defined in Section 4.7 below); and (g) other costs and expenses relating to the Premises, the Common Facilities, the Property, and the Park during or attributable to the Lease Term, all as hereinafter provided in this Lease.

      Additional Rent during the first twelve months of the term is estimated to be approximately $.85 per rentable square foot, which $.85 includes the foregoing items and Park expenses under Section 4.8.

            4.6 Tenant's Proportionate Share. "Tenant's Proportionate Share" shall mean the percentage derived by dividing the square footage of the Premises, as set forth in Section 2.3, by the square footage within the Building as set forth in Section 2.5. Tenant's Proportionate Share on the date of this Lease is 16.71%. Such percentage shall be appropriately adjusted in the event of construction of additional building(s) on the Land if such building(s) or tenants thereof share the Common Facilities.

            4.7 Monthly Deposits for Costs and Expenses Payable as Additional Rent. Tenant covenants and agrees to pay to Landlord, monthly in advance, without notice, on each day that payment of Monthly Rent is due, amounts as hereinafter specified (the "Monthly Deposits").

      The Monthly Deposits shall each be equal to the aggregate of 1/12 of the amount, as reasonably estimated by Landlord, of the annual expense of maintenance of the HVAC and


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Tenant's Proportionate Share of 1/12 of the amounts, as reasonably estimated by
Landlord, of the annual expenses set forth in Section 4.5 (the "Expenses"). If the Monthly Deposits are insufficient to pay the Expenses, Tenant agrees to pay to Landlord, within ten (10) days after demand by Landlord, amounts necessary to provide Landlord with funds to pay the same. To the extent the Monthly Deposits exceed the Expenses, the excess amount shall, except as may be otherwise provided by law, either be paid to Tenant or credited against future Monthly Deposits or against Basic Rent, or other amounts payable by Tenant under this Lease. The Expenses payable by Tenant for the years in which the Lease Term commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years. Prior to the dates on which payment becomes delinquent for Expenses, Landlord shall make payment of such amounts to the extent of funds from Monthly Deposits available therefor and, upon request by Tenant, shall furnish Tenant with a copy of any receipt for such payments. Except for Landlord's obligation to make payments out of funds available from Monthly Deposits, the making of Monthly Deposits by Tenant shall not limit or alter Tenant's obligation to pay any part of the Expenses, as elsewhere provided in this Lease.

            4.8 Park Expenses. In addition to all other amounts payable by Tenant pursuant to the terms of this Lease, Tenant shall pay, as Additional Rent payable pursuant to the provisions hereinabove for Monthly Deposits, Tenant's Proportionate Share of the Park Expenses which are deemed allocated to the Property. "Park Expenses" shall mean all items listed in Section 4.5 hereof as Additional Rent which relate to the Park and which are not separately attributable to the Property or any other portion of the Park. 4.19 percent (4.19%) of Park Expenses is allocated to the Property, which will be appropriately adjusted downward if additional buildings are constructed in the Park.

            4.9 Proration at Commencement and Expiration of Term. Expenses shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the date of commencement of the Lease Term and the date of expiration of the Lease Term, except as hereinafter provided. Tenant shall be liable without proration for the full amount of any Taxes and Assessments relating to improvements, fixtures, equipment or personal property installed by or on behalf of Tenant which are levied, assessed, or attributable to the Lease Term. Proration of Expenses shall be made on the basis of the actual Expenses billed during the calendar years of the Lease Term, after adjusting such Expenses as though the Building were 95% occupied. The Tenant's Proportionate Share of Expenses for the years in which the Lease Term commences and expires shall be paid and deposited with the Landlord through Monthly Deposits as hereinabove provided, but, in the event actual Expenses for either year are greater or less than as estimated for purposes of Monthly Deposits, appropriate adjustment and payment shall be made between the parties, at the time the actual amounts are known, as may be necessary to accomplish payment or proration, as herein provided.

            4.10 Upfit Payment. Tenant shall pay Landlord its agreed share of the cost of upfitting the Premises in the amounts and at the times set forth in Addendum #1.

            4.11 General Provisions as to Monthly Deposits. Landlord shall be free to commingle the Monthly Deposits with Landlord's own funds and Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits. In the event of a transfer by Landlord of Landlord's interest in the Premises, Landlord may deliver the Monthly Deposits to the transferee of Landlord's interest and Landlord shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits. In the event of a transfer by Tenant of Tenant's interest in the Premises (Tenant's right to do being limited by Section 8.17), Landlord shall be entitled to deliver the Monthly Deposits to Tenant's successor in interest and Landlord shall thereafter have no liability with respect to the Monthly Deposits.

V. TAXES AND ASSESSMENTS.

            5.1 Covenant to Pay Taxes and Assessments. Tenant covenants and agrees to pay, as Additional Rent (as provided in Section 4.5), Tenant's pro rata share (as described in Section 4.9) of Taxes and Assessments, which are billed during any calendar year falling partly or wholly within the Lease Term, payable pursuant to the provisions hereinabove for Monthly Deposits. "Taxes and Assessments" shall mean all taxes, assessments or other impositions,


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general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or any part thereof.

            5.2 Special Assessments. In the event any Taxes or Assessments are payable in installments over a period of years, Tenant shall be responsible only for installments billed during the calendar years within the Lease Term, with proration, as above provided, of any installment payable prior to or after expiration of the Lease Term.

            5.3 New or Additional Taxes. Tenant's obligation to pay tenant's pro rata Share of Taxes and Assessments shall include any Taxes and Assessments of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of, or the rents received from, the Property, other than income taxes of Landlord. For the purposes of computing Tenant's liability for such new type of tax or assessment, the Property shall be deemed the only property of Landlord.

            5.4 Landlord's Sole Right to Contest Taxes. Landlord shall have the sole right to contest any Taxes or Assessments. Landlord shall pay to or credit Tenant with Tenant's pro rata share of any abatement, reduction or recovery of any Taxes and Assessments attributable to the Lease Term, less Tenant's Proportionate Share of all costs and expenses incurred by Landlord, including attorneys' fees, in connection with such abatement, reduction or recovery.

VI. INSURANCE.

            6.1 Property Insurance. Landlord covenants and agrees to obtain and keep in full force and effect during the Lease Term, Property Insurance as hereinafter defined. "Property Insurance" shall mean fire and extended coverage insurance with respect to the Property, in an amount equal to the full replacement cost thereof, with coinsurance clauses of no less than 90%, and with coverage, at Landlord's option, by endorsement or otherwise, for all risks, vandalism and malicious mischief, sprinkler leakage, boilers, and rental loss and with a deductible in an amount for each occurrence as Landlord, in its sole discretion, may determine from time to time. Property Insurance obtained by Landlord need not name Tenant as an insured party but may, at Landlord's option, name any mortgagee or holder of a deed of trust as an insured party as its interest may appear. Tenant covenants and agrees to pay Tenant's Proportionate Share of the cost of Property Insurance obtained by Landlord as Additional Rent, payable pursuant to the provisions hereinabove for Monthly Deposits. Tenant shall be responsible for obtaining, at Tenant's cost and expense, insurance coverage for property of Tenant and for business interruption of Tenant, and Tenant shall have no claim against Landlord for damage to its property or interruption of its business whether or not it insures the same, unless due to fault on the part of the Landlord. Tenant shall not be responsible for increases in the cost of Property Insurance attributable to actions by persons other than Tenant, its officers, directors, employees, agents, guests or invitees.

            6.2 Liability Insurance. Tenant covenants and agrees at its expense to obtain and keep in full force and effect during the Lease Term Liability Insurance as hereinafter defined. "Liability Insurance" shall mean comprehensive general liability insurance covering public liability with respect to the ownership, use and operation of the Premises, with combined single limit coverage of not less than $10,000,000, with endorsements for assumed contractual liability with respect to the liabilities assumed by Tenant under Section 8.24 of this Lease, and with no deductible, retention or self-insurance provision contained therein, unless otherwise approved in writing by Landlord. Landlord covenants and agrees to obtain and keep in full force and effect during the Lease Term public liability insurance with respect to the ownership, use and operation of the Property, and the Common Facilities, but excluding the Premises and space leased to other tenants, with continued single limit coverage of not less than $10,000,000, on which Tenant shall be named as an additional insured, and with no deductible, retention or self-insurance provisions contained therein unless approved in writing by Tenant. Such liability policies shall contain a waiver of rights of subrogation as between Landlord and Tenant. Tenant also covenants and agrees to pay Tenant's Proportionate Share of the premiums and costs of such liability insurance as Additional Rent, payable pursuant to the provisions hereinabove for Monthly Deposits.

            6.3 General Provisions Respecting Insurance. All general liability insurance obtained by Tenant shall be with insurers licensed to do business in North Carolina having Best


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rating of B+(X) or higher; shall name Landlord and the holder of any first mortgage or deed of trust encumbering the Property as insured parties, as their interests may appear; shall contain a waiver of rights of subrogation as among Tenant, Landlord and the holder of any such first mortgage or deed of trust and any other named party; and shall provide, by certificate of insurance or otherwise, that the insurance coverage shall not be cancelled or altered except upon thirty (30) days prior written notice to Landlord and the holder of any such first mortgage or deed of trust. Certificates of insurance obtained by Tenant shall be delivered to Landlord, who may deposit the same with the holder of any such first mortgage or deed of trust.

            6.4 Cooperation in the Event of Loss. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery.

VII. UTILITY, OPERATING, MAINTENANCE AND REPAIR EXPENSES.

            7.1 Utility Charges. Tenant covenants and agrees to pay all charges for water, sewage disposal, gas, electricity, light, heat, power, telephone or other utility services used, rendered or supplied to or for the Premises and to contract for the same in Tenant's own name. Tenant also covenants and agrees to pay to Landlord Tenant's Proportionate Share of any such charges relating to Common Facilities, such charges to be payable pursuant to the provisions hereinabove for Monthly Deposits.

            7.2 Tenant's Operating Expenses. Tenant covenants and agrees to pay all costs and expenses of Tenant's operations on or relating to the Premises, including costs and expenses for utilities, trash and garbage disposal, janitorial and cleaning services, gardening and landscaping services, security services, removal of snow and ice from Parking Areas, sidewalks and driveways serving the Premises, painting, replacement of damaged or broken glass and other breakable materials in or serving the Premises and replacement of lights and light fixtures in or serving the Premises, and to contract for the same in Tenant's own name. Tenant also covenants and agrees to pay to Landlord the HVAC Expense and to pay to Landlord Tenant's Proportionate Share of any such costs and expenses incurred by Landlord (excluding Landlord's administrative costs and expenses) relating to Common Facilities or which are not separately allocated to premises in the Building leased or held for lease to tenants, such costs and expenses to be payable pursuant to the provisions hereinabove for Monthly Deposits.

            7.3 Maintenance and Repair Expenses. Tenant covenants and agrees to maintain, repair, replace and keep the Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations [including, without limitation, the Americans with Disabilities Act ("ADA")] of governmental authorities having jurisdiction, now existing or hereafter enacted; to pay all costs and expenses in connection therewith; and to contract for the same in Tenant's own name; and to pay to Landlord, pursuant to the provisions hereinabove for Monthly Deposits, Tenant's Proportionate Share of any such costs and expenses incurred by Landlord relating to Common Facilities or which are not separately allocated to premises in the Building leased or held for lease to tenants. Such costs and expenses as to Common Facilities may include the costs and expenses of maintenance and upkeep of grass, trees, shrubs and landscaping, including replanting where necessary; keeping parking areas, landscaped areas, sidewalks and driveways safe and secure (with guards or watchmen where indicated) and free from litter, dirt, debris, snow, and obstructions; and ordinary maintenance and repair of the Property and Improvements, but excluding Landlord's administrative costs and expenses. All maintenance and repairs by Tenant shall be, done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Premises or the Property. Landlord shall be responsible for and shall bear the costs and expenses of replacement of, or maintenance and repairs to, roofs, exterior walls, and structural elements of the Building and Improvements, and the extraordinary repair and maintenance of the Parking Area, unless the need for such replacement or repair is caused by the act or neglect of Tenant.


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VIII. OTHER COVENANTS OF TENANT.

            8.1 Limitation on Use by Tenant. Tenant covenants and agrees to use the Premises only for the following use or uses: manufacturing, testing, assembling, packaging, storing, shipping and marketing of electronic equipment and products and for no other purposes, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld.

            8.2 Compliance with Laws. Tenant covenants and agrees that nothing shall be done or kept on the Premises in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction, and that the Premises shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation (now existing or hereafter enacted) and with the certificate of occupancy issued for the Building and the Premises.

            8.3 Compliance with Insurance Requirements. Tenant covenants and agrees that nothing shall be done or kept on the Premises which might make unavailable or increase the cost of insurance maintained with respect to the Premises or the Property, which might increase the insured risks or which might result in cancellation of any such insurance.

            8.4 No Waste or Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property which might impair the value of the Premises or the Property, or which would constitute waste.

            8.5 No Hazardous Use. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises which might be unsafe or hazardous to any person or property. Tenant shall at all times comply with its representations, warranties and covenants as set forth in Exhibit D with respect to the proper use and safeguarding (in accordance with all applicable governmental regulations) of any hazardous materials used on the Premises.

            8.6 No Structural or Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises which might impair the structural soundness of the Building, which might result in an overload of the weight capacity of floors or of electricity lines serving, the Building or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property. In the event of violations hereof, Tenant covenants and agrees to remedy immediately the violation at Tenant's expense and in compliance with all requirements of governmental authorities and insurance underwriters.

            8.7 No Nuisance, Noxious or Offensive Activity. Tenant covenants and agrees that no noxious or offensive activity shall be carried on upon the Premises or the Property; nor shall anything be done or kept on the Premises or the Property which may be or become a public or private nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Building or on adjacent or nearby property.

            8.8 No Annoying Lights, Sounds or Odors. Tenant covenants and agrees that no light shall be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Premises which is unreasonably loud or annoying; and no odor shall be emitted from the Premises which is or might be extraordinarily noxious or offensive to others in the Building or on adjacent or nearby property.

            8.9 No Unsightliness. Tenant covenants and agrees that no unsightliness shall be permitted on the Premises or the Property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Premises; hallways adjoining the Premises may not be used for discarding or storing any materials; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Premises or the Property except as may be enclosed within the Premises; all pipes, wires, poles, antenna and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or


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enclosed within the Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Premises or the Property without the prior written consent of Landlord.

            8.10 No Animals. Tenant covenants and agrees that no animals other than seeing eye dogs shall be permitted or kept on the Premises or the Property.

            8.11 Restriction on Signs and Exterior Lighting. Tenant may install only such exterior signs as comply with Landlord's "Signage Criteria," a copy of which is attached as Exhibit C. Tenant covenants and agrees that no other signs or advertising devices of any nature shall be erected or maintained by Tenant on the Premises or the Property and no exterior lighting shall be permitted on the Premises or the Property except as approved in writing by Landlord.

            8.12 [Intentionally Omitted]

            8.13 Restriction on Changes and Alterations. Tenant may not make any structural or interior alterations which change the Premises from the condition that existed at the time Tenant takes possession thereof except as provided herein. If Tenant desires to have alterations made, Tenant shall provide Landlord's managing agent with two (2) complete sets of construction drawings, and such agent shall then determine the cost of the work to be done pursuant to such drawings (such cost to include a construction supervision fee of 4% of such cost to be paid to Landlord's managing agent), and submit the cost to Tenant. Tenant may then either agree to pay Landlord the cost, in which event Landlord shall cause the work to be done, or Tenant may withdraw its request for alterations. If Tenant terminates this Lease at the end of two full years after the commencement date, Landlord may elect to require Tenant to leave alterations performed for it or may elect to require Tenant to remove the same and restore the Premises to warehouse condition. If the Lease expires or is terminated after two full years of the Lease Term have elapsed, Tenant may leave such alterations, or at its option may remove the same and if Tenant does so remove Tenant shall repair any damage occasioned by such removal.

            8.14 No Mechanics Liens. Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanics, materialmen or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Premises by, through or under Tenant. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interests and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien and provided that, on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interests and costs, and will cause the lien to be released and any judgment satisfied.

            8.15 No Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant's interest in the Premises and not to encumber the Premises, or Landlord or Tenant's interest therein, without the prior written consent of Landlord, and to keep the Premises free from all liens and encumbrances except those created by Landlord; provided, however, that Tenant shall be free to obtain financing secured by, and may create liens and encumbrances relating to Tenant's equipment and personal property located on the Premises.

            8.16 Subordination to Landlord Mortgages. Tenant covenants and agrees that, at Landlord's option, this Lease and Tenant's interest in the Premises shall be junior and subordinate to any mortgage or deed of trust now or hereafter encumbering the Property if in any mortgage or deed of trust given hereunder, the mortgagee or beneficiary under such mortgage or deed of trust agrees in writing, or adequate provision is made in the mortgage or deed of trust, that, in the event of foreclosure of any such mortgage or deed of trust, Tenant shall not be disturbed in its possession of the Premises conditioned only on Tenant attorning to the party acquiring title to the Property as the result of such foreclosure. Tenant covenants and agrees, within fifteen (15) days of request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any such mortgage or deed of trust in accordance with the foregoing provisions. Alternatively, Tenant covenants and agrees that at Landlord's request, Tenant shall execute documents as may be necessary to establish this Lease and Tenant's interest in the Premises as superior to any such mortgage or deed of trust.

If Tenant fails to execute any documents required to be executed by Tenant under the provisions hereof, Tenant hereby makes, constitutes and irrevocably appoints Landlord as Tenant's attorney in fact and in Tenant's name, place and stead to execute any such documents.

            8.17 No Assignment or Subletting. Tenant covenants and agrees not to make or permit a transfer by Tenant, as hereinafter defined, without Landlord's prior written consent, not to be unreasonably withheld. A transfer by Tenant shall include an assignment of this Lease, a sublease of all or any part of the Premises or any assignment, sublease, transfer, mortgage, pledge or encumbrance of all or any part of Tenant's interest under this Lease or in the Premises, by operation of law or otherwise, directly or indirectly, or resulting from, a change in the ownership of Tenant, except as results from a merger between Tenant and a third party, or the use or occupancy of all or any part of the Premises by anyone other than Tenant. Any such transfer by Tenant without Landlord's written consent shall be void and shall constitute a default under this Lease. In the event Landlord consents to any transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no transfer by Tenant had been made, unless specifically provided to the contrary in Landlord's prior written consent. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to transfer by Tenant shall not be deemed a consent to any subsequent transfer by Tenant.

            Notwithstanding the foregoing, Landlord shall, at Landlord's option, have the right, in lieu of consenting to a transfer by Tenant, to terminate this Lease as to the portion of the Premises which is subject to the proposed transfer by Tenant and to enter into a new lease with the proposed transferee and receive directly from the proposed transferee the consideration agreed to be given by such transferee to Tenant for the transfer by Tenant.

            In the event Landlord consents to a transfer by Tenant, any option to renew this lease, to expand the Premises, or right to extend the Lease Term shall automatically terminate unless otherwise agreed in writing by Landlord.

            8.18 Annual Financial Statements. Tenant covenants and agrees to furnish to Landlord annually, within ninety (90) days after the end of each fiscal year of Tenant, copies of financial statements of Tenant, audited if requested by Landlord, by a certified public accountant, and which financial statements Landlord shall hold in trust and confidence and shall not disclose them to third parties except as provided herein. Tenant agrees that Landlord may deliver any such financial statements to any existing or prospective mortgagee or purchaser of the Property. The financial statements shall include a balance sheet as of the end of, and a statement of profit or loss for, the preceding fiscal year of Tenant.

            8.19 Payment of Income and Other Taxes. Tenant covenants and agrees to pay promptly when due all property taxes on personal property of Tenant on the Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant's employees, the nonpayment of which might give rise to a lien on the Premises or Tenant's interest therein, and to furnish, if requested by Landlord, evidence of such payments.

            8.20 Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, within ten (10) days of Landlord's written request, a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Basic Rent has been paid; stating the amount of Monthly Deposits held by Landlord for the then tax and insurance year; and stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default). Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within ten (10) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease; and that any representation by Landlord with respect to Basic Rent, and Monthly Deposits are true.

            8.21 Landlord Right to Inspect and Show Premises and to Install for Sale Signs. Tenant covenants and agrees that Landlord and authorized representatives of Landlord shall have the right to enter the Premises at any reasonable time during ordinary business hours without interruption of Tenant's business for the purposes of inspecting, repairing or maintaining the same or performing any obligations of Tenant which Tenant has failed to perform hereunder, or for the purposes of showing the Premises to any existing or prospective mortgagee, purchaser or lessee of the Property or the Premises. Landlord agrees that any of its authorized representatives entering the Premises shall be subject to a written agreement which enforces confidentiality and prevents disclosure of any information pertaining to Tenant's business. Tenant covenants and agrees that Landlord may at any time and from time to time place on the Property or the Premises a sign advertising the Property or the Premises for sale and during the year prior the expiration or termination of this Lease, for lease.

            8.22 Landlord Title to Fixtures, Improvements and Equipment. Tenant covenants and agrees that all fixtures and improvements on the Premises and all equipment and personal property relating to the use and operation of the Premises (excluding that installed as a part of Tenant's upfit and additional or replacements thereto, and as distinguished from operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Premises, and whether now or hereafter located upon the Premises, shall be and remain the property of the Landlord if the Lease is terminated at the end of two full years after the commencement date. However, Landlord reserves the right to require the Tenant at its expense to restore the Premises to the "warehouse condition", being the condition of the Premises before being readied for Tenant's occupancy, if Tenant terminates at the end of two full years after the commencement date. If termination or expiration occurs after two full years of the Lease Term have elapsed, then the provisions of Section 8.13 will control.

            8.23 Removal of Tenant's Equipment. Tenant covenants and agrees to remove, not later than the expiration date of the Lease Term, all of Tenant's Equipment, as hereinafter defined. "Tenant's Equipment" shall mean all equipment, apparatus, machinery, signs, furniture, furnishings and personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Premises). If such removal shall injure or damage the Premises, Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Lease Term, to repair such injury and damage in good and workmanlike fashion and to place the Premises in the same condition as the Premises would have been in if such Tenant's Equipment had not been installed. If Tenant fails to remove any Tenant's Equipment by the expiration of the Lease Term, Landlord may, at its option, keep and retain any such Tenant's Equipment or dispose of the same and retain any proceeds thereof and Landlord shall be entitled to recover from Tenant any costs or expenses of Landlord in removing the same and in restoring the Premises in excess of the actual proceeds, if any, received by Landlord from disposition thereof.

            8.24 Tenant Indemnification of Landlord. Except where caused by Landlord's actions, Tenant covenants and agrees to protect, indemnify and save Landlord harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees at all tribunal levels, imposed upon, incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Premises; (b) any act or omission of Tenant or Tenant's officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant; (c) any use which may be made of, or condition existing upon, the Demised Premises; (d) any improvements, fixtures or equipment upon the Premises; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction by Tenant or Tenant's officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; and (g) any repairs, maintenance or changes to the Premises by, through or under Tenant. Tenant further covenants and agrees that, in case any such action, suit or proceeding, is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant's sole cost and expense, defend Landlord in any such action, suit or proceeding, with counsel acceptable to Landlord.

            8.25 Waiver by Tenant. Tenant waives and releases any claims Tenant may have against Landlord or Landlord's officers, agents or employees for loss, damage or injury to person or property sustained by Tenant or Tenant's officers, agents, employees, guests, invitees or anyone claiming by, through or under Tenant resulting from any cause whatsoever other than Landlord's gross negligence or willful misconduct.

            8.26 Release upon Transfer by Landlord. The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, legal representatives and assigns. It is understood and agreed, however, that the term "Landlord", as used in this Lease, means only the fee owner or the Landlord for the time being of the Leased Premises, so that, except as otherwise provided herein, in the event of any sale or sales of Landlord's interest in the Leased Premises (including, without limitation, any judicial sale, any sale in foreclosure, and any sale pursuant to a power of sale contained in a mortgage or deed of trust affecting all or any part of the Leased Premises), the Landlord named herein shall be, and hereby is, entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter. It shall be deemed without further agreement that the purchaser or transferee in any such sale or transfer, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder, during the period such is owner of the Leased Premises. Tenant shall be bound to any succeeding party Landlord for all the terms, covenants and conditions hereof, and shall execute any attornment agreement not in conflict herewith at the request of any succeeding party Landlord.

            8.27 Compliance with ADA. Tenant covenants and agrees that nothing shall be done or kept by Tenant on the Premises or in the Common Facilities in violation of ADA, and that Tenant shall maintain, repair, replace, keep and use the Premises and all improvements, fixtures and personal property therein and thereon, and conduct its business within the Premises, in accordance with the requirements of ADA. If any improvements, alterations or repairs to the Premises are required by governmental authority under ADA or its implementing regulations or guidelines, Tenant shall be solely responsible for all non-structural items and any structural items due to Tenant's specific use of the Premises. Tenant covenants and agrees to pay all costs and expenses in connection with the performance of its obligations under this Section 8.27. Nothing contained in this Section 8.27 shall be construed to limit the generality of the provisions of Section 8.2 respecting Tenant's obligation to comply with applicable laws and of the provisions of Section 8.13 respecting Tenant's obligation to comply with ADA and other applicable laws in connection with any Change.

IX. DAMAGE OR DESTRUCTION.

            9.1 Tenant's Notice of Damage. If any portion of the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord ("Tenant's Notice of Damage").

            9.2 Options to Terminate if Damage Substantial. Upon receipt of Tenant's Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Premises. As soon as reasonably possible, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Premises ("Landlord's Notice of Repair Time"). If Landlord reasonably estimates that repair or restoration of the Premises cannot be completed within 120 days from the time of Tenant's Notice of Damage, Landlord and Tenant shall each have the option to terminate this Lease. In the event, however, that the damage or destruction was caused by the act or omission of Tenant or Tenant's officers, employees, agents, guests or invitees, Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within 120 days from the time of Tenant's Notice of Damage, but Tenant shall not have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within 10 days after Landlord's Notice of Repair Time. In the event either Landlord or Tenant exercises its option to terminate this Lease, the Lease Term shall expire 10 days after the notice by either Landlord or Tenant exercising such party's option to terminate this Lease. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant's Notice of Damage less the reasonable value (based on Basic Rent applicable at the time of damage) of any use or occupation of the Premises by Tenant subsequent to the time of Tenant's Notice of Damage.

            9.3 Obligations to Repair and Restore. In the event there are sufficient funds, and such funds are available to Landlord to repair and restore and repair of the Premises, and restoration can be completed within the period specified in Section 9.2, in Landlord's reasonable estimation, this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Premises to be repaired and restored with reasonable diligence and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Premises. Landlord may, at its option, request Tenant to arrange for and handle the repair and restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such repair and restoration, at the time or times such funds are needed, utilizing any proceeds from insurance and any additional funds necessary to cover the costs of repair or restoration.

            9.4 Application of Insurance Proceeds. The proceeds of any Property Insurance maintained on the Premises, other than Property Insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Premises to be repaired and restored, which obligation is contingent on Property Insurance proceeds adequate to complete the repair or restoration being available to Landlord.

X. CONDEMNATION.

            10.1 Taking -- Substantial Taking -- Insubstantial Taking. A "Taking" shall mean the taking of all or any portion of the Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Premises under the threat of condemnation. A "Substantial Taking" shall mean a Taking of so much of the Premises that the Premises cannot thereafter, be reasonably used by Tenant for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Premises. An "Insubstantial Taking" shall mean a Taking such that the Premises can thereafter continue to be used by Tenant for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Premises.

            10.2 Termination on Substantial Taking. If there is a Substantial Taking with respect to the Premises, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

            10.3 Restoration on Insubstantial Taking. In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Premises to be restored as near as may be to the original condition thereof and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space so taken. Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration, at the time or times such funds are needed, utilizing the proceeds of any awards or consideration received as a result of the Taking and any additional funds necessary to cover the costs of restoration.

            10.4 Right to Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking ("Award") shall be paid to and be the property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold or the fee of the Premises or otherwise and Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Tenant, however, shall be entitled to apply for compensation, if available, for its relocation and for any of its personal property taken.

XI. DEFAULTS BY TENANT.

            11.1 Defaults Generally. Each of the following shall constitute a "Default by Tenant" under this Lease:

            11.2 Failure to Pay Rent or Other Amounts. A Default by Tenant shall exist if Tenant fails to pay when due, Basic Rent, Additional Rent, Monthly Deposits, Upfit

Amortization, or any other amounts payable by Tenant under the terms of this Lease, and such failure shall continue for ten (10) days after notice from Landlord of non-receipt, providing Landlord shall not be required to give such notice more than twice in any consecutive twelve month period, and failure to receive rent within ten days of its due date after two notices during any consecutive twelve month period shall constitute a "Default by Tenant".

            11.3 Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any agreement, term, covenant or condition in this Lease applicable to Tenant, and such breach or failure to comply continues for a period of 20 days after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such thirty (30) day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such thirty (30) day period or shall not diligently proceed therewith to completion within no more than sixty
(60) days after Landlord's notice.

            11.4 Transfer of Interest Without Consent. Except as provided in
Section 8.17, a Default by Tenant shall exist if Tenant's interest under this Lease or in the Premises shall be transferred to or pass to or devolve upon any other party (including, without limitation, a change in ownership of Tenant) without Landlord's prior written consent.

            11.5 Execution and Attachment against Tenant. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged, disposed of, or bonded against to Landlord's satisfaction within fifteen (15) days after the levy thereof.

            11.6 Bankruptcy or Related Proceedings. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment.

XII. LANDLORD'S REMEDIES.

            12.1 Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord's election, then or at any time thereafter, to exercise any one or more of the following remedies:

            12.2 Cure by Landlord. In the event of a Default by Tenant, Landlord may, at Landlord's option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so after written notice to Tenant and Tenant's failure within a reasonable time to cure such Default by Tenant. Tenant covenants and agrees to pay to Landlord, within ten (10) days after written notice, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable attorney's fees, together with interest as hereinafter provided, from the date of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting, or compromising any claim, right, encumbrance, charge or lien with respect to the Premises which Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Premises and under this Lease.

            12.3 Termination of Lease and Damages. In the event of a Default by Tenant, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Basic Rent, Additional Rent and other sums which would have been owing by Tenant hereunder for the balance of the term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Basic Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Basic Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Premises for the balance of the Lease Term, both discounted to present worth at the greater of Prime Rate (hereafter defined) or 8% per annum.

            12.4 Repossession and Reletting. In the event of Default by Tenant, Landlord may reenter and take possession of the Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice. After recovering possession of the Premises, Landlord may relet the Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in its reasonable discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all costs and expenses, including attorneys' fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord's recovery of possession of the Premises, Tenant shall continue to pay on the dates herein specified, the Basic Rent, Additional Rent and other amounts which would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith will be made in determining the net amount recovered from such reletting.

            12.5 Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord, from time to time, at Landlord's election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

            12.6 Recovery of Landlord Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provisions of this Lease, including reasonable attorneys' fees whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand.

            12.7 Interest on Past Due Payments and Advances. In addition to charges set forth in Section 4.3, Tenant covenants and agrees to pay Landlord on demand interest at a per annum rate of four percent (4%) in excess of Prime Rate (hereafter defined) on the amount of any payments due from Tenant to Landlord not paid when due, and on the amount of any payment made by Landlord on Tenant's behalf, including reasonable attorneys' fees paid by Landlord in connection with any action taken to cure a Tenant Default, from the date of such payment. Prime Rate shall mean the interest rate announced by NationsBank, N.A. from time to time as such, and if the use of Prime Rate is discontinued then Landlord in its discretion may select a comparable rate for computing interest charges under this Section.

            12.8 Landlord's Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease.

            12.9 Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

XIII. SURRENDER AND HOLDING OVER.

            13.1 Surrender Upon Lease Expiration. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant, except as provided herein, covenants and agrees to surrender possession of the Premises to Landlord in the same condition as when Tenant first occupied the Premises, ordinary wear and tear and damage by fully insured casualty excepted.

            13.2 Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be a tenant from month to month, (terminable on seven (7) days notice) at a monthly rental, payable in advance, equal to 150% of the Monthly Rental, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord due to Tenant's failure to vacate the Premises and deliver possession to Landlord as herein provided.

XIV. COVENANTS, WARRANTIES AND REPRESENTATIONS OF LANDLORD.

            14.1 Good Title. Landlord represents that it owns the leased property in fee simple and that the property is free from encumbrances except as referred to elsewhere in this Lease. The Landlord further represents that it has the right to make this Lease and covenants that it will execute or procure any further necessary assurances of title that may be reasonably required for the protection of Tenant, including but not limited to a title report respecting the Premises setting any existing liens, encumbrances and other restrictions pertaining to the Property. Landlord covenants that it will notify Tenant of any mortgages or other encumbrances affecting the Premises.

            14.2 Assurance of Continuation of Lease. Landlord covenants that in the event of a sale or foreclosure of the Property of which the Premises is a part, this Lease shall continue in full force and effect, according to the terms hereof. Landlord covenants further that in the event of any assignment of Landlord's interest in the Premises or in this Lease, such assignment shall be upon and subject to all the terms, covenants and conditions contained in this Lease.

            14.3 Environmental Audit. Landlord represents that it has performed a Phase 1 environmental audit of the Property and agrees to provide said audit to Tenant for its inspection. Landlord warrants that the Property is in compliance with environmental laws and that regulated substances have not been stored, treated, handled, disposed of, generated or otherwise located on the Property.

XV. MISCELLANEOUS.

            15.1 No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement or a waiver of any such right or remedy or a waiver of any such Default by Tenant.

            15.2 Survival of Provisions. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to termination.

            15.3 Right of First Offer to Lease Additional Space. Tenant shall have the right of first offer to lease additional space as set forth on Addendum #2.

            15.4 Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent.

            15.5 Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

            15.6 Tenant's Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and shall afford Landlord a reasonable opportunity to cure any such default. In addition Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any mortgage or deed of trust covering the Premises, the Property or any portion thereof of whose address Tenant has been notified in writing, and shall afford such holder a reasonable opportunity to cure any default on Landlord's behalf. In no event will Landlord be responsible to Tenant for any damages for loss of profits or interruption of business as a result of any default by Landlord hereunder, but Landlord shall always be liable for any damages caused by Landlord to Tenant's physical property.

            15.7 Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representative, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

            15.8 Notices and Demands. Any notices which Landlord or Tenant are required or desire to give the other hereunder shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery, to its addressee at such party's address as set forth herein or (iv) delivered via telecopier or facsimile transmission to the facsimile number listed herein, provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall concurrently be sent in either the manner specified in clause (i) or (iii) above. Each such notice, demand or request shall be deemed to have been given upon the earlier of (i) actual receipt or refusal by the addressee or (ii) deposit thereof at any main or branch United States post office if sent in accordance with section (ii) above, and deposit thereof with the courier if sent pursuant to section (iii) above. Landlord may, by written notice setting forth the name and address thereof and delivered to the Tenant as provided in this Section 14.8, require that duplicate copies of any such notice or communication from Tenant to Landlord be sent to any holder of a mortgage or deed of trust on Landlord's interest in the Leased Premises. Copies of notices shall also be sent to: Wolf, Block, Schorr & Solis-Cohen, Twelfth Floor, Packard Building, 15th and Chestnut Streets, Philadelphia, Pennsylvania 19102-2678, Fax #215-977-2346, Attn: James R. Williams, Esq.; to Manning, Fulton & Skinner, P.A., 500 UCB Plaza, 3605 Glenwood Avenue, Raleigh, North Carolina 27612, Fax #919-781-0811, Attn: Charles L. Fulton, Esq.; and to Craig Davis Properties, Suite 435 UCB Plaza, 3605 Glenwood Avenue, Raleigh, North Carolina 27612, Fax #919-781-1262, Attn: Mr. Craig M. Davis,

            15.9 Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

            15.10 Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

            15.11 Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provisions a valid and enforceable provision as similar as possible to the affected provision.

            15.12 Governing Law. This Lease shall be interpreted and enforced according to the laws of the State of North Carolina.

            15.13 Entire Agreement. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Premises and Tenant's occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein. Both parties have participated in the preparation of this Lease and in resolving any ambiguities there shall be no presumption that they are construed against the drafting party.

            15.14 No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

            15.15 Real Estate Brokers. Tenant covenants to pay, hold harmless and indemnify the Landlord from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker or other agent with respect to this Lease or the negotiation thereof claiming to represent Tenant.

            15.16 Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereof, it being understood and greed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

            15.17 Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that such individual is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms, and agrees to document such authorization to Landlord's satisfaction if requested to do so.

            15.18 Exculpation. Any provision of this Lease to the contrary notwithstanding Landlord shall have no personal liability for payment of any damages or performance of any term, provision or condition under this Lease or under any other instrument in connection with this Lease, and Tenant shall look for such payment or performance to the Property, the rents, issues and profits thereof, in satisfaction of any claim, order or judgment Tenant may at any time obtain against Landlord in connection with this Lease.

            15.19 Guaranty. The entering into of this Lease by Landlord is contingent upon and subject to Micron Custom Manufacturing Services, Inc. executing and delivering to Landlord the Guaranty attached hereto as Addendum #4.

            IN WITNESS WHEREOF the parties hereto have caused this Lease to be executed the day and year first above written.

                                            LANDLORD:

                                            TRI-CENTER SOUTH LIMITED PARTNERSHIP

(SEAL)
ATTEST:                                     By: Durham-South RPF II Realty Corp.
                                                General Partner

/s/ [ILLEGIBLE]
--------------------------------
          Secretary                         By: /s/ [ILLEGIBLE]
                                                --------------------------------
                                                Its President

  (Corporate Seal)

                                            TENANT:

                                            MICRON ELECTRONICS OF
                                            NORTH CAROLINA, INC.
ATTEST:

                                            By: /s/ Joseph M. Daltoso
                                                --------------------------------
/s/ [ILLEGIBLE]                             Typed Name: Joseph M. Daltoso
--------------------------------
          Secretary                         Title: Chairman


  (Corporate Seal)                          By: /s/ Gregory D. Stevenson
                                                --------------------------------
                                            Typed Name: Gregory D. Stevenson
                                            Title: President

                                    EXHIBIT A
                                       TO
                                 LEASE OF SPACE

Beginning at an iron pipe located in the southwestern right-of-way line of Old Cornwallis Road, a 60' right-of-way, said pipe marking the southeast corner of property belonging to Mary E. Fletcher, now or formerly (see deed recorded in Book 1282, page 931, Durham County Registry), said pipe also being located South 77(degrees) 16' 54" East 247.19 feet from the southeast corner of property conveyed by Louis Edward Tapp and wife, Irma B. Tapp to GE Investment Realty Partners II, Limited Partnership ("GEIRP II") by deed recorded in Book 1722, page 271, Durham County Registry; runs thence along the southwestern right-of-way line of Old Cornwallis Road South 36(degrees) 49' 15" East 17.52 feet to an iron pipe, and South 36(degrees) 49' 15" East 146.61 feet to an iron pipe marking the northernmost corner of property belonging to Tri-Center South Limited Partnership; runs thence along a new line of the property belonging to Tri-Center South Limited Partnership the following courses and distances: South 53(degrees) 10' 35" West 116.51 feet to an iron pipe, South 11(degrees) 11' 31" West 34.99 feet to an iron pipe, North 78(degrees) 52' 26" West 5.99 feet to an iron pipe, South 11(degrees) 10' 45" West 121.01 feet to an iron pipe, South 79(degrees) 06' 06" East 57.85 feet to an iron pipe, South 10(degrees) 53' 54" West 978.08 feet to an iron pipe, South 77(degrees) 12' 06" West 10.41 feet to an iron pipe, South 10(degrees) 04' 49" West 140.00 feet to an iron pipe, and South 63(degrees) 32' 27" East 74.84 feet to an iron pipe located in the northern line of property conveyed to Tri-Center South III, Limited Partnership by deed recorded in Book 1931, page 762, Durham County Registry; runs thence along the northern line of the Tri-Center South III, Limited Partnership property the following courses and distances: South 88(degrees) 35' 57" West
76.41 feet to an iron pipe, North 71(degrees) 17' 40" West 154.18 feet to an iron pipe, and North 56(degrees) 14' 39" West 196.30 feet to an iron pipe located in a new line of property belonging to GEIRP, II; runs thence along the new eastern line of the GEIRP II property North 11(degrees) 00' 00" East 1,421.86 feet to an iron pipe marking the southeast corner of the GEIRP, II property conveyed by Louis Edward Tapp and wife, and the southwest corner of the Fletcher property; runs thence along the southern line of the Fletcher property South 77(degrees) 16' 54" East 247.19 feet to an iron pipe, the point and place of beginning, containing 11.311 acres, all as shown on that recombination plat entitled "Survey for TriCenter South Limited Partnership", dated November 12, 1992 and last revised November 17, 1992, prepared by S.D. Puckett & Assoc., Inc., Registered Land Surveyors and recorded in Plat Book 129, page 9, Durham County Registry.

EXHIBIT B

                                [GRAPHIC OMITTED]

EXHIBIT B

                                [GRAPHIC OMITTED]

                            Exhibit C - Sign Criteria

The sign criteria for the building must conform to City of Durham requirements. There will be space provided for Micron Electronics of North Carolina, Inc. on the following signs:

1. A sign can be placed on the north face of the building tenant will be allowed at its cost to install a sign in similar proportion and height location than that sign which currently exists for Glaxo Inc. on Phase 1 or the east side of the facility.

2. Lettering will be allowed to identify tenant on the existing monument sign at the intersection of Tri-Center South Blvd. and Old Cornwallis Road. The lettering will need to conform to park standards for multi-tenant facilities.

3. There will be directional signs at various locations within Tri-Center South that will direct all visitors and deliveries to their appropriate locations.

All signs shall be coordinated and approved by Craig Davis Properties (Frank E. Hellmuth) for conformance with all applicable standards set by The City of Durham and the owners of the property.

                                    EXHIBIT D

                               ENVIRONMENTAL RIDER

I. Tenant's Representations, Warranties and Covenants Concerning the Use of Hazardous Substances/Periodic Notice

            (a) Acceptance of Property and Covenant to Surrender. Tenant accepts the Property as being in good and sanitary order, condition and repair and accepts all buildings and other improvements in their present condition. Tenant agrees on the last day of the term of this Lease, to surrender the Premises to Landlord in good and sanitary order, condition and repair, except for such wear and tear as would be normal for the period of the Tenant's occupancy.

            No spill, deposit, emission, leakage or other release of Hazardous Substances on the Property or the soil, surface water or groundwater thereof shall be deemed to be "wear and tear [that] would be normal for the period of the Tenant's occupancy." Tenant shall be responsible to promptly and completely clean up any such release caused by Tenant, its officers and employees, agents, contractors, and invitees as shall occur on the Property during the term of this Lease and shall surrender the Property free of any contamination or other damage caused by such occurrences during the term of the Lease.

            (b) Maintenance of Premises. Tenant shall, at its sole cost and expense, keep and maintain the Premises in good and sanitary order, condition, and repair. As part of this maintenance obligation, Tenant shall promptly respond to and clean up any release or threatened release of any Hazardous Substance into the drainage systems, soil, surface water, groundwater, or atmosphere, in a safe manner, in strict accordance with Applicable Law, and as authorized or approved by all federal, state, and/or local agencies having authority to regulate the permitting, handling, and cleanup of Hazardous Substances.

            (c) Use of Hazardous Substances. Landlord acknowledges advice from Tenant that in its manufacturing processes that it will be using Hazardous Substances as defined in this Exhibit D. Tenant agrees that all Hazardous Substances which it may use on the Property shall be used in strict compliance with all Applicable Laws (hereafter defined), and that Tenant shall make such periodic reports to any governmental authority requiring reports as to the introduction of such Substances onto the Property, their storage, use and disposition. Should there be any release of Hazardous Substances Tenant shall immediately notify the appropriate governmental authorities and the Landlord, and shall remediate any contamination to the satisfaction of such governmental authorities. Landlord's knowledge of Tenant's proposed use shall not limit or affect Tenant's obligations under this Lease, including Tenant's duty to remedy or remove releases or threatened releases, to comply with Applicable Laws relating to the use, storage, generation, treatment, transportation, and/or disposal of such Hazardous Substances; or to indemnify Landlord against all harm or damage caused thereby.

            (d) Reports to Landlord. For months in which any Hazardous Substances have been used, generated, treated, stored, transported or otherwise been present on or in the Property pursuant to the provisions of the preceding paragraph, in which any release occurs, Tenant shall provide Landlord with a written report listing the Hazardous Substances which were present on the Property; all releases of Hazardous Substances that to Tenant's knowledge occurred or were discovered on the Property; all compliance activities related to such releases, including all contacts with government agencies or private parties of any kind concerning the releases or other documents relating to the releases executed or requested during that time period. The report shall include copies of all documents and correspondence related to such activities and written reports of all oral contacts relating thereto with outside authorities or investigators, but excluding internal communications.

            (e) Entry By Landlord. Tenant shall permit Landlord and his agents to enter into and upon the Premises, without notice, at all reasonable times during ordinary business hours and without interruption of Tenant's business for the purpose of inspecting the Premises and all activities thereon, including activities involving Hazardous Substances, or for purposes of maintaining any buildings on the property. Such right of entry and inspection shall not constitute managerial or operational control by Landlord over any activities or operations conducted on the Property by Tenant.

II.   Tenant's Indemnity and Release

            (a)   Indemnity

                  (i) Tenant hereby indemnifies, defends and holds harmless
            Landlord from and against any suits, actions, legal or administrative proceedings, demands, claims, liabilities, fines, penalties, losses, injuries, damages, expenses or costs, including interest and attorneys' fees, incurred by, claimed or assessed against Landlord under any laws, rules, regulations including, without limitation, Applicable Laws (as hereinafter defined), in any way connected with any injury to any person or damage to any property or any loss to Landlord caused by Tenant, its officers, employees, agents, contractors, and invitees occasioned in any way by Hazardous Substances (as hereinafter defined) on the Property or the Premises.

                  (ii) This indemnity specifically includes the direct
            obligation of Tenant or Landlord to perform any remedial or other activities required, ordered, recommended or requested by any agency, government official or third party, or otherwise necessary to avoid or minimize injury or liability to any person, or to prevent the spread of pollution, however it came to be located thereon during the Term and caused by Tenant (hereinafter, the "Remedial Work"). Tenant or Landlord shall perform all such work in its own name in accordance with Applicable Laws (as hereinafter defined).

                  (iii) Without waiving its rights hereunder, Landlord may, at its option, after notice to Tenant to perform Remedial Work and Tenant's failure to promptly undertake same, perform such remedial or removal work as described in clause (ii) above, and thereafter seek reimbursement for the costs thereof. Tenant shall permit Landlord access to the Property to perform such remedial activities.

                  (iv) Whenever Landlord has incurred costs described in this section, Tenant shall, within 10 days of receipt of notice thereof, reimburse Landlord for all such expenses together with interest from the date of expenditure at the "applicable federal rate" established by the Internal Revenue Service.

            (b) Agency or Third Party Action. Without limiting its obligations under any other paragraph of this Agreement, Tenant shall be solely and completely responsible for responding to and complying with any administrative notice, order, request or demand, or any third party claim or demand relating to potential or actual contamination on the Premises if caused by Tenant.

            (c) Release. Tenant hereby waives, releases and discharges forever Landlord from all present and future claims, demands, suits, legal and administrative proceedings and from all liability for damages, losses, costs, liabilities, fees and expenses, present and future, arising out of or in any way connected with Landlord's use, maintenance, ownership or operation of the Property, any condition of environmental contamination of the Property, or the existence of Hazardous Substances in any state on the Property, unless they came to be emplaced there by reason of Landlord fault.

            (d) Landlord's Responsibility. Should Hazardous Substances be found on the Premises which are shown to have existed prior to the commencement of the Lease Term, or which are shown to have been placed there by or due to the fault of the Landlord, Landlord shall promptly cause Remedial Work as required, ordered, recommended or requested by any government agency or official to be performed, and shall indemnify, defend and hold harmless Tenant from loss, damage or expense occasioned by such Hazardous Substances.

III.  Definitions.

            (a) Hazardous Substance. "Hazardous Substance(s)" shall mean any substance which at any time shall be listed as "hazardous" or "toxic" under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended and the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended, or in the regulations implementing such statutes, or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance regulated under any other Applicable Laws (as hereinafter defined). The term "Hazardous Substance(s)" shall also include, without limitation, raw materials, building components, the products of any manufacturing or other activities on the Property, wastes, petroleum products, or special nuclear or by-product material as defined by the Atomic Energy Act of 1954, 42 U.S.C. 3011, et seq., as amended.

            (b) Applicable Law(s). "Applicable Law(s)" shall include, but shall not be limited to, CERCLA, RCRA, the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., as amended, and the regulations promulgated thereunder, and any other federal, state and/or local laws or regulations, whether currently in existence or hereafter enacted or promulgated, that govern or relate to:

                  (i) The existence, cleanup and/or remedy of contamination of property;

                  (ii) The protection of the environment from spilled, deposited or otherwise emplaced contamination;

                  (iii) The control of hazardous or toxic substances or wastes;
                        or

                  (iv) The use, generation, discharge, transportation, treatment, removal or recovery of hazardous or toxic substances or wastes, including building materials.

                                   EXHIBIT E

                                 [MAP OMITTED]

                                   EXHIBIT E

                                 [MAP OMITTED]

                                   EXHIBIT F

                                 [MAP OMITTED]

     Addendum # 1 to Lease between Tri Center South Limited Partnership as Landlord and Micron Electronics of North Carolina, Inc. as the Tenant

                      TENANT'S UPFIT AND TERMINATION RIGHTS

      1. Tenant Upfit. The cost for upfitting the Premises for Tenant's use is estimated to cost approximately $980,164.00 (the "Upfit Cost"). Landlord and Tenant agree to develop and complete the upfit of the Premises in accordance with Tenant's designs and specifications. All upfits relating to the Premises will be completed by Landlord subject to Tenant's final approval of upfit design, costs, and of Landlord's contractor. Landlord shall be solely responsible for the completion of improvements and upfit of the Parking Area. Tenant agrees to contribute for such upfit $780,164 in cash, one-half of which Tenant shall pay Landlord at the time of its execution of this Lease, and the balance of which Tenant shall pay Landlord not later than February 1, 1995, or the date Tenant takes possession of any part of the Premises. If the cost of developing and completing the upfit of the Premises in accordance with Tenant's designs and specifications exceeds the Upfit Cost, Tenant shall pay such excess to Landlord prior to or at the time it occupies the Premises. Tenant may audit at its expense the Upfit Cost, and Landlord shall make available to Tenant at the offices of Craig Davis Properties, Inc. all invoices and other data that were used in arriving at the Upfit Cost.

      2. Tenant's Rights to Terminate. The Tenant is hereby granted the right to terminate this lease on three separate occasions, the first after two full years of the Lease Term have elapsed, the second after five full years of the Lease Term have elapsed, and the third (and last), after seven full years of the Lease Term have elapsed. Tenant's right to so terminate is subject to and conditioned on Tenant's complying with the following conditions, each of which are independently material:

      A. Written notice of intent to terminate must be given to Landlord at least six months before the date the termination is to be effective, and failure to give such notice shall be an absolute bar to terminating at the time the termination might otherwise occur.

      B. Tenant's notice to terminate shall be accompanied by payments in the amounts set forth below as a premium for early termination, which premium might in part compensate Landlord for unamortized cost of Tenant Fitup and anticipated vacant time while releasing (if at the two year period), and defray releasing commissions Landlord is likely to incur in finding a replacement tenant for the remainder of the initial Lease Term: (i) if at the end of two full years, a premium of $98,400.00; (ii) if at the end of five full years, a premium of $36,000.00; and (iii) if at the end of seven years, no premium will be due.

      C. Should Tenant terminate, regardless of the time, Landlord shall have the right at its option to require that Tenant restore the Premises to the warehouse condition in which they existed at the date of execution of this Lease, reasonable wear and tear and damage by insured casualty only excepted, except as otherwise agreed herein.

      D. If Tenant fails to give notice to terminate to be effective after seven years (no earlier termination having occurred) there shall be no further right to terminate and the Lease shall be in full force for its entire ten year Lease Term.

12/2/94   Tricenter South I, Phase 2 Fit-up Preliminary Cost Estimate
                               Micron - 30,000 sf

                                            Preliminary
Site Modifications                            Budget            Comments
------------------                          ------------------------------------
1. Fencing truck court area                     $16,000     Incl. Electrical
                                                            Gate and vinyl slats
2. Phase 1 parking expansion                                77 spaces total for
                                                            Micron (incl. 2
                                                            handicap spaces)
    a. Access Road Construction                 $57,600
    b. 31 Parking spaces added                  $43,400     Incl. lighting at
                                                            lFC average
                                                            maintained in
                                                            parking area
    c. Landscaping parking area                 $10,000
3. Phase 2 parking expansion                                167 spaces total for
                                                            Micron use
   a. Approx. 90 parking spaces added          $126,000     Incl. Lighting at
                                                            lFC average
                                                            maintained in
                                                            parking area
   b. Landscaping parking area                  $15,000
4. Transformer pad and conduit                   $7,000
5. External tank equipment pads                  $6,200     Fence with slats,
                                                            10' x 12', 6"
                                                            concrete with 2
                                                            bollards
6. Directional signage at new entrance           $5,000

   Subtotal Site Costs                         $286,200

Shell Modifications
 1. Add two dock doors, shelter, and 1 leveler  $13,500
 2. Glass Enhancements
    a. Entry way curtainwall glass              $48,500     Curtainwall two
                                                            sides (similar to
                                                            Tricenter South II)
    b. Windows along north wall                 $22,000     7 windows allocated
                                                            (5' 4" x 13')
3. Tenant separation wall                       $31,500
4. Service corridor                             $51,500

   Subtotal Shell Modifications                $167,000

12/2/94   Tricenter South I, Phase 2 Fit-up Preliminary Cost Estimate
                               Micron - 30,000 sf

Internal Modifications
  1. HVAC - assembly and support area          $163,000     Exhaust for
                                                            compressors, 110
                                                            tons, ductwork at
                                                            16' above floor

  2. Special exhaust requirements               $31,000     2 lines; 1
                                                            fiberglass (12"
                                                            wide), 1 galvanized
                                                            line
  3. Electrical
      a. New electrical service
         (3000 amp service)                     $43,000
      b. Lighting to 150 - 175 FC               $60,000     Includes unistrut
                                                            supports for process
                                                            piping

      c. Dedicated panels for operational
         equipment                              $13,000     Excludes separate
                                                            breakers, service
                                                            runs and hook-up

      d. Security electrical                     $3,000     6 outlets on
                                                            perimeter of
                                                            building
  4. Plumbing
      a. Process piping underslab plumbing      $18,000     Line back to mech.
                                                            area, concrete
                                                            removal and replace

   5. Office/Bathroom Fit-up (7,400 sf)        $177,600     $24 psf allowance,
                                                            does not include
                                                            modular offices

   6. Floor to Deck Interior walls,
      doors/O.H. doors                          $65,000     Office, facilities,
                                                            and support area
                                                            wals

      Subtotal Interior Modification Cost      $573,600

Fees
   1. GC Conditions & Fee & Permits             $82,144
   2. Architectural Design/Coordination          $8,500
   3. Civil Engineering Design/Coordination      $6,000
   4. Landscape Design/Government Coordination   $4,000
   5. CDP Management Coordination                $5,000

      Total Preliminary Budget               $1,132,444

Possible Deducts from Initial Budget

   1. Deduct Parking Phase 2 Construction
      Costs                                   ($152,280)

      Total Adjusted Preliminary Budget        $980,164

12/2/94   Tricenter South I, Phase 2 Fit-up Preliminary Cost Estimate
                               Micron - 30,000 sf

Budgetary Items not Addressed

1.    Air Compressor and associated connections

2.    Electrical, plumbing or mechanical connections to operational equipment

3.    Modular office cubicle cost and utility installation

4. 3" waterline to space not included, calculations indicate that existing 2" line is adequate

5.    Painting Ceiling

6.    ESD floor tiles

7.    Glass vestibule at entrance

8.    Exterior building tenant sign

9.    Cable tray for electrical/communications

10.   UPS and conditioned power

11.   Air compressor and associated piping

                               Micron - 30,000 sf
                             Project Specifications
                                December 16, 1994

Site Modifications

      1.    Fencing                 400 lf of 10' - 0" high galvanized fencing
                                    with slats.
                                    Aluminum framed, cantilever slide gate for 20' - 0" opening.
                                    Gate equipped with a 3/4 hp gate operator.
                                    Double drive gate for a 30' - 0" opening.

      2.    Phase 1 Access Road     24" Curb and Gutter
                                    Pavement Section = 10"CABC + 2"H - Binder and 1" I-2 Asphalt.

            Phase 1 Parking         24" Curb and Gutter
                                    Pavement Section = 8"CABC = 2" I-2 Asphalt.

      3.    Phase 2 Parking         Not Applicable.

      4.    Transformer             Pad as required by Duke Power.

Shell Modifications

      1.    Dock Equipment          Dock doors, shelters and levelers are to be
                                    building standard.

      2.    Glass                   Curtain wall system to be similar to
                                    Tri-Center South II. Windows are to be 5' 4" x 13' 0". Total of 7 allocated. Glass to be building standard.

      3.    Tenant Wall             Two hour rated wall extending from floor to
                                    deck. Wall is to be insulated and painted.

      4.    Corridor                Construction to be as shown on building
                                    shell drawings.

Internal Modifications

      1.    HVAC                    Manufacturing Floor
                                    Five 20 ton gas rooftop units with gas
                                    piping, thermostat, smoke detector, duct system, supply grilles and air side economizer. Three of the units will have an electric heater for reheat in the dehumidification mode.
                                    System is designed to handle the following items: Lighting of 3.5 watts/sf. Internal gains of 4.0 watts/sf. Exhaust of 5500 cfm.

                                    Finished Goods Area
                                    One 6 ton gas rooftop unit with gas piping, thermostat, smoke detector, duct system and supply grilles.

                                    Facilities Room
                                    One 4 ton gas rooftop unit with gas piping, thermostat, smoke detector, duct system and supply grilles.

                                    Air Compressor Room
                                    This room is to have ventilation only. There is no heating or cooling in this room. Room to have two louvers approximately 42" x 36" and one 1200 cfm exhaust fan thermostatically controlled.

      2.    Exhaust                 Manufacturing Floor
                                    One 3500 cfm fiberglass fan and 14"
                                    fiberglass duct dropped 14' from the fan between the two wave solder machines and a 12" horizontal fiberglass duct 24' long run over both machines for future tie-in.
                                    One 2000 cfm standard exhaust fan with a similar exhaust system. This duct system is to be galvanized in lieu of fiberglass.

      3.    Electrical              New Service
                                    1 ea. 3000 amp, 480 volt, 3 phase, 4 wire service.
                                    1 ea. 3000 amp, 480 volt switchboard with main lugs only.
                                    1 ea. 400 amp, 480 volt panel with main lugs only.
                                    1 ea. 400 amp, 208 volt panel with main
                                    breaker only installed.
                                    1 ea. 150 kva transformer.
                                    Lighting
                                    380 ea., 8' - 0" long, 2 lamp high output fluorescent fixtures with reflectors located
                                    12' 0" above finished floor.
                                    Relocate existing high bay lights as
                                    required.
                                    Dedicated Panels
                                    2 ea. 800 amp 400 volt panel with the main breaker only installed.

      4.    Plumbing                6" PVC line, cleanouts as required by code.
                                    2" insulated copper water line.

      5.    Office/Bathroom Fit-up Allowance
                                    Finish Carpentry
                                    Items included are: Vanity tops,
                                    Pre-manufactured wall and base cabinets.

                                    Hollow Metal
                                    Standard 3' x 7', 16 gauge hollow metal
                                    "knock down" door frames.

                                    Wood Doors
                                    Standard 3' x 7' solid core birch door.

                                    Hardware
                                    Passage sets to be "cylindrical" type with a brushed aluminum finish.
                                    Standard hinges.
                                    Push/Pulls at restrooms.
                                    Closures as required.

                                    Drywall
                                    Interior walls to consist of 3-5/8", 25 GA metal studs, with one layer of 5/8" sheet rock each side of metal stud. Walls to be installed under the ceiling grid.
                                    Interior side of pre-cast wall to be furred out with 7/8" furring channels and one layer of 5/8" sheet rock which will extend to 10'
                                    - 0" above finished floor.

                                    Acoustical Ceiling
                                    Throughout the space will be a 2' x 2' Class
                                    "A", square edge, fissured mina board.

                                    Floor Finishes
                                    Allowance of 1.35/sf for material and labor.

                                    Base
                                    All walls to receive 4" rubber cove base.

                                    Painting
                                    All walls to receive 2 coats of latex paint.
                                    Finish to be "egg-shell".
                                    Wood doors to receive 1 coat of stain and 1 coat of sealer.
                                    Door frames to receive 2 coats of semi-gloss paint.

                                    Toilet Partitions
                                    Partitions are to be floor mounted, overhead rail braced. Finish to be baked enamel, standard color.

                                    Toilet Accessories
                                    Grab bars
                                    Toilet paper holder
                                    Soap dispenser
                                    Paper towel dispenser
                                    Feminine napkin disposal

                                    Window Treatment
                                    One inch horizontal mini blinds on all
                                    exterior windows.
                                    Color to be standard.

                                    Plumbing
                                    System is to be designed to meet code
                                    requirements. Fixtures to include "flush valve" type water closets, urinal, lavatories, water cooler and a hot water heater.

                                    Sprinkler
                                    System designed to meet code requirements.
                                    Sprinkler heads to be building standard.

                                    HVAC
                                    System to be designed using DX rooftop units complete with roof curbs and outside air intakes. Perimeter zones to utilize gas fired rooftop units and straight cooling DX units with electric heaters for internal zones.
                                    Duct system to consist of insulated
                                    galvanized steel duct with insulated
                                    flexible runouts.
                                    Standard perforated steel lay-in diffusers for supply grilles and plastic egg crate returns.
                                    System is to be a free air return type
                                    system.
                                    Restrooms to be exhausted at a rate of 2 cfm/sf.

                                    Electrical
                                    2' x 4' lay-in lights with acrylic lens.
                                    Lighting to achieve approximately 60 foot candles at 36" above finished floor. Standard switches with ivory plate. Standard receptacles with ivory plate. Data/telephone stub-up, 6" above ceiling. Exit and emergency lighting as required by code.

      6.    Interior Walls/ O.H. Door Walls
                                    Walls at the electrical and communication rooms to extend to 10' - 0" above finished floor. All other walls to extend from floor to underside of deck.
                                    Wall construction to consist of metal studs and one layer of 5/8 sheet rock each side of metal stud.
                                    Walls to receive two coats of latex paint, "egg-shell" finish, and rubber base. Overhead Door
                                    Overhead door to be building standard.
                                    Personal Door
                                    Construction similar to doors in the office fit-up.

     Addendum # 2 to Lease between Tri Center South Limited Partnership as Landlord and Micron Electronics of North Carolina, Inc. as the Tenant

                 RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE

      Landlord and Tenant agree that prior to entering into a lease for all or any part of that portion of the Landlord Property shown on Schedule 1 to this Addendum (the "Additional Premises") with another tenant, Landlord shall notify Tenant in writing of the availability of the Additional Premises, which notice shall be accompanied by a termsheet containing the terms under which Landlord shall offer the Additional Premises (the "Termsheet"). Tenant shall then have a period of fifteen (15) days after receipt of such notice and Termsheet (the "Acceptance Period") within which to deliver written notice to Landlord that Tenant elects to lease the Additional Premises on the terms and conditions set forth in such Termsheet. If Tenant makes such election within the Acceptance Period, an appropriate amendment to this Lease (and a memorandum thereof in recordable form) shall be entered into by Landlord and Tenant to add the Additional Premises to the Demised Premises on the terms set forth in the Termsheet submitted by Landlord. If Tenant does not make the aforesaid election within the Acceptance Period, or if Landlord and Tenant do not enter into an amendment to this Lease incorporating the Additional Premises on the terms set forth in the Termsheet within fifteen (15) days thereafter, having both used reasonable best efforts to do so, Tenant shall be deemed to have waived its rights with respect to the Additional Premises, and the Landlord shall be free to lease the Additional Premises to another tenant; provided that if the economic terms on which Landlord is to lease the Additional Premises to another tenant vary from those set form in the Termsheet by ten percent (10%) or more, or Landlord has not entered into a letter of intent or other serious negotiations with another tenant for the Additional Premises within six (6) months of offering the same to Tenant, Landlord shall again offer the Additional Premises to Tenant, which offer shall be on the same terms then being offered to the other tenant with which Landlord is negotiating, before Landlord may lease the Additional Premises to another tenant.

      Notwithstanding anything in the preceding paragraph to the contrary, Landlord agrees that its Termsheet will cover space to the extent then available in the building which when added to the Premises would total 100,000 rentable square feet (the "Additional Space"), and will afford Tenant the right to lease such additional space on the same terms and conditions as then existing as contained in the attached Lease, except that the term for such Additional Space shall, at Tenant's option be the longer of the period set in such Termsheet or the remaining term under this Lease. Tenant may lease all or part of the Additional Space if it does so during the Acceptance Period, and thereafter excluding any part of the Additional Space that the Landlord has leased in the interim period. If during the six months period following delivery of the Termsheet to Tenant Landlord receives an offer it is willing to accept for a rental which exceeds by 10% or more the escalated rent under the within lease, Landlord agrees to first offer such space to Tenant, who must within fifteen days following receipt of Landlord's offer agree to the same terms or lose its rights thereto.

      Tenant shall have no right to elect to lease any portion of the Additional Premises pursuant to this Attachment so long as any uncured Default exists under the Lease, and should Tenant terminate this Lease in accordance with the provisions of Addendum #1, this Right of First Offer shall automatically terminate.


                                          Initials: /s/ RY
                                                    -------------------
                                                    For Landlord


                                                    /s/ [ILLIGIBLE]
                                                    -------------------
                                                    For Tenant

                                   ADDENDUM 2

                              [FLOOR PLAN OMITTED]

                                   ADDENDUM 2

                              [FLOOR PLAN OMITTED]

                                   MCMS, Inc.                        Addendum #3

Square Footage                                28,474
Escalation Rate                                 103%

                     Total Annual         P.S.F.
                         Cost              Cost

           Year
             1       $  111,902.82       $      3.93
             2       $  115,259.90       $      4.05
             3       $  118,717.70       $      4.17
             4       $  122,279.23       $      4.29
             5       $  125,947.61       $      4.42
             6       $  129,726.04       $      4.56
             7       $  133,617.82       $      4.69
             8       $  137,626.35       $      4.83
             9       $  141,755.14       $      4.98
            10       $  146,007.80       $      5.13
            11       $  150,388.03       $      5.28
            12       $  154,899.67       $      5.44
            13       $  159,546.66       $      5.60
            14       $  164,333.06       $      5.77
            15       $  169,263.06       $      5.94

     Addendum # 4 to Lease between Tri Center South Limited Partnership as Landlord and Micron Electronics of North Carolina, Inc. as the Tenant

                                    GUARANTY

            This Guaranty is made as of the ______ day of December, 1994 by Micron Custom Manufacturing Services, Inc. ("Guarantor") whose address is 8455 Westpark Street, Boise, Idaho 83704, in favor of Tri-Center South Limited Partnership, ("Landlord"), whose address is c/o Craig Davis Property, Inc., Suite 435 UCB Plaza, 3605 Glenwood Avenue, Raleigh, North Carolina 27612.

            1. Lease. The "Lease" shall mean the Lease dated December ____, 1994 to which this Addendum is attached between Landlord and Micron Electronics of North Carolina, Inc., ("Tenant") and all extensions, renewals, amendments, supplements or modifications thereto.

            2. Purpose and Consideration. The execution and delivery of this Guaranty by Guarantor is a condition to Landlord's entering into the Lease with Tenant and is made in order to induce Landlord to enter into the Lease. Guarantor is the parent company of Tenant.

            3. Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably, guarantees the compliance with and performance by Tenant of each of the provisions, covenants, agreements and conditions applicable to Tenant contained in the Lease and guarantees the full and prompt payment by Tenant of the Basic Rent, Additional Rent and other amount payable by Tenant under the Lease, as and when the same become due, whether by acceleration or otherwise. This is a Guaranty of payment and not of collection.

            4. Guaranty as Independent. The obligations of Guarantor hereunder are independent of the obligations of Tenant, and Guarantor expressly agrees that a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Tenant and whether or not Tenant is joined in any action against Guarantor and that Landlord may pursue any rights or remedies it has under the Lease and under this Guaranty in any order or simultaneously or in any other manner.

            5. Authorizations to Landlord. Guarantor authorizes Landlord, without notice or demand and without affecting Guarantor's liability hereunder, from time to time to (a) change, amend, modify or alter any of the terms, covenants, agreements, or conditions contained in the Lease; (b) extend or renew the Lease; (c) change, renew, compromise, extend, accelerate or otherwise change the time for payment of any amounts payable under the Lease; (d) consent to any assignment, sublease, pledge or transfer of the Lease by Tenant or of Tenant's interest in the Premises; (e) release Tenant and substitute any one or more parties as Tenants or sublessees under the Lease; (f) waive or fail to take action with respect to any Default by Tenant under the Lease; and (g) waive or fail to take action with respect to any Remedy under the Lease.

            6. Application of Payments Received by Landlord. Any sums of money that Landlord receives from or on behalf of Tenant may be applied by Landlord to reduce any indebtedness of Tenant to Landlord as Landlord, in its sole discretion, deems appropriate.

            7. Waiver by Guarantor. Guarantor hereby waives (a) any right to require Landlord to proceed against, give notice to or make demand upon Tenant;
(b) any right to require Landlord to pursue any remedy of Landlord; (c) any right to participate in or to direct the application of any security held by Landlord; (d) any defense arising out of any disability or other defense of Tenant, including cessation, impairment, modification, or limitation, from any cause, of liability of Tenant or of any remedy for the enforcement of such liability; and (e) any rights under G.S. 26-7 et seq.

            8. Subordination by Guarantors. Guarantor hereby agrees that any indebtedness of Tenant to Guarantor, whether now existing or hereafter created, shall be subordinated to any indebtedness of Tenant to Landlord.

            9. Notices and Demands. All notices and demands under this Guaranty shall be in writing and shall be deemed properly given and received when actually given and received three business days after mailing, if sent by registered or certified United States mail, postage prepaid, addressed to the party to receive the notice or demand at the address set forth for such party in the first paragraph of this Guaranty or at such other address as either party may notify the other in writing with copies, in the case of notices given by Guarantor to Landlord, to Craig Davis Properties, Inc., Suite 435 UCB Plaza, 3605 Glenwood Avenue, Raleigh, North Carolina 27612.

            10. Payment of Costs of Enforcement. In the event any action or proceeding is brought to enforce this Guaranty and if Landlord is held entitled to recovery against Guarantor, Guarantor agrees to pay all costs and expenses of Landlord in connection with such action or proceeding, including reasonable attorney's fees.

            11. Binding Effect. This Guaranty shall be binding upon Guarantor and his heirs, personal representatives, successors and assigns and shall inure to the benefit of Landlord and its successors and assigns.

            12. Severability. If any provision of this Guaranty shall be held invalid or unenforceable, the remainder of this Guaranty shall not be affected thereby and there shall be deemed substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision.

            13. Governing Law. This Guaranty shall be interpreted under and enforced according to the laws of the State of North Carolina.

            14. Captions for Convenience. The headings and captions hereof are for convenience only and shall be not considered in interpreting the provisions hereof.

            IN WITNESS WHEREOF, Guarantor has executed this Guaranty the day and year first above written.

                                          GUARANTOR:
ATTEST:                                   MICRON CUSTOM MANUFACTURING
                                          SERVICES, INC.


/s/ [ILLIGIBLE]                           By: /s/ [ILLIGIBLE]
------------------------------                ------------------------
Secretary
                                          Title: Chairman
                                                ----------------------